For more information:  Michael R. Cox
765.463.4527
mcox@BASInc.com

NASDAQ puts BASi on Notice

WEST LAFAYETTE, IN, March 5, 2010 — Bioanalytical Systems, Inc. (NASDAQ: BASI) announced today that it received notification from the NASDAQ Listing Qualification Department on March 4, 2010 that it has failed to maintain at least a $1 minimum bid price for its common shares (the "Minimum Bid Requirement"), which is required for continued listing of the Company's common shares on the NASDAQ Capital Market.

The Company has until August 31, 2010 to regain compliance with the Minimum Bid Requirement by meeting the required $1.00 bid threshold for a minimum of 10 consecutive business days.  The Company intends to actively evaluate and monitor the bid price for its common shares between now and August 31, 2010, and consider implementation of various options available to the Company if its common shares do not trade at a level that is likely to regain compliance.  If the Company's minimum bid does not increase to $1.00 per share or more prior to August 31, 2010, the Company could be delisted from the Capital Market, in which case the common shares may be traded over-the-counter.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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